Exhibit 10.1

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of February 15, 2006 by and between ADE CORPORATION (the “Company”) and DR. CHRIS L. KOLIOPOULOS (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Executive Employment Agreement dated as of September 30, 2005 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement in light of Section 409A of the Internal Revenue Code of 1986, as amended, the proposed regulations thereunder and other guidance now existing.

Accordingly, the Company and the Executive hereby agree as follows:

1. Section 4 of the Agreement is hereby amended to add the following paragraph 4(g) at the end thereof, effective as of September 30, 2005:

“(g) If at any time, the Company or any successor obligated to make any payment hereunder (the “Employer”) has a class of stock that is publicly traded on an established securities market or otherwise, then the Employer shall from time to time compile a list of “Specified Employees” as defined in and pursuant to, Prop. Reg. § 1.409A-1(i) or any successor regulation. Notwithstanding any other provision of this Agreement, if the Executive is a Specified Employee on the date of termination of his employment within the meaning of Prop. Reg. § 1.409A-1(h)(ii) or any successor regulation (his “Termination of Employment”), no payment of compensation shall be made to the Executive under any provision of this Agreement (including, without limitation, Section 5 hereof) during the period ending six months from the date of his Termination of Employment unless the Employer determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Internal Revenue Code. If any payment to the Executive is delayed pursuant to the provisions of this Paragraph 4(g), such payment instead shall be made on the first business day following the expiration of the six-month period referred to herein, together with a compensatory amount in the nature of interest computed at the “Prime Rate” as of the date of Termination of Employment (as reported in The Wall Street Journal) plus two percent (2%).”

2. The introductory paragraph to Section 6 of the Agreement is hereby amended and restated to read in its entirety as follows, effective as of September 30, 2005:

“6. Acceleration of Options. In the event that a Change of Control Transaction (defined below) occurs or is pending or if the Executive’s employment with the Company terminates on account of his death (as provided in Paragraph 4(a)) or if the Company terminates the Executive’s employment on account of his Disability (in accordance with Paragraph 4(b)), all unvested options to acquire the Company’s capital stock which the Executive holds shall, on the date of and immediately prior to the consummation of such Change of Control Transaction or termination of the Executive’s employment on account of his death or Disability, as the case may be, accelerate and become immediately exercisable in full for a period of two (2) years following the date of the consummation of such Change of Control transaction, notwithstanding any stock option plan of the Company or any stock option agreement between the Company and the Executive. Notwithstanding the foregoing sentence, the period for exercising any option shall not be extended under this Section 6 beyond the latest of the December 31 or the 15th day of the third month following the date on which the right to exercise such option would otherwise have expired, or such other period (whether shorter or longer) as may apply under any Prop. Reg. 1.409A-1(b)(5)(v)(c) or any successor regulation. The Company undertakes to amend all stock option agreements between the Executive and the Company to conform to the provisions of this Paragraph 6. For purposes of this Agreement, “Change in Control Transaction” means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:”

3. Section 8 of the Agreement is hereby amended to add the following paragraph 8(k) at the end thereof:

“(k) 409A Compliance. It is the intention of the parties that no payment or entitlement under this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code and regulations thereunder. The Agreement shall be interpreted and applied to that end, and the parties agree to negotiate in good faith to amend the Agreement as may be necessary from time to time to that end.”

The Agreement as modified by this Amendment is hereby ratified and confirmed and shall continue in full force and effect.

WITNESS, the execution of this Amendment as of the date first above written.

EXECUTIVE:

/s/ Chris L. Koliopoulos
Dr. Chris L. Koliopoulos

ADE CORPORATION:

By:	/s/ Brian James
Brian James, Executive Vice President and Chief Financial Officer

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